 [Franklin Templeton Investments -Logo]

Shareholder Name

Address

Address

Address

Reference Number:

IMMEDIATE ACTION REQUESTED

RE:  Franklin LifeSmartTM 2015 Retirement Target Fund, a series of Franklin Fund Allocator Series

Dear Shareholder:

Recently, you received proxy materials regarding a very important matter that requires your attention related to your investment in the Franklin LifeSmartTM 2015 Retirement Target Fund (the “Fund”). Your voice is important in this proxy vote process and the Special Meeting of Shareholders scheduled to be held on April 11th is quickly approaching. We have made numerous attempts to reach you by mail and/or phone in the last several weeks.  If we do not obtain enough votes to conduct the meeting, the meeting will be adjourned and we will continue to request shareholder participation to reach the required quorum.

To cast your vote at your earliest convenience and eliminate additional communications on this matter, please call 1-844-700-1482 (toll-free) between 9:00 a.m. and 9:00 p.m. (Eastern time), Monday through Thursday; between 9:00 a.m. and 6:00 p.m. (Eastern time) on Friday; or between 10:00 a.m. and 6:00 p.m. (Eastern time) on Saturday. During this brief call, you will speak with a representative of Boston Financial Data Services, the firm assisting the Fund in the effort of gathering votes.

At the time of the call, you will be asked for the reference number above in order to locate the voting record for your account. The representative will not have access to your confidential information and the telephone line is also recorded for your protection. After the call, you will receive a confirmation of your vote by return mail.

The Board of Trustees of Franklin Fund Allocator Series, on behalf of the Fund, has carefully reviewed the proposals and believes the approval of the proposals is in the best interests of the Fund.

We appreciate your voting. Thank you for investing with the Franklin LifeSmartTM 2015 Retirement Target Fund.

                                                                                                                                                FT LS2015